                                 EMPLOYMENT AGREEMENT


     AGREEMENT, made and entered into as of the 15th day of July, 1998 by and between INTEK GLOBAL CORPORATION, a Delaware corporation (together with its successors and assigns permitted under this Agreement, the "Company"), and ROBERT M. HARDY (the "Executive").

                                 W I T N E S S E T H

     WHEREAS, the Company desires to employ the Executive and to enter into an agreement embodying the terms of such employment (the "Agreement") and the Executive desires to enter into the Agreement and to accept such employment, subject to the terms and provisions of the Agreement;

     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive (individually a "Party" and together the "Parties") agree as follows:

     1.   DEFINITIONS.

          (a) "Base Salary" shall mean the Executive's base salary in accordance with Section 4 below.

          (b)  "Board" shall mean the Board of Directors of the Company.

          (c)  "Cause" shall mean:

               (1) engagement by the Executive in any act of fraud, material misappropriation of funds or assets, embezzlement, or similar conduct, including without limitation, theft, bribery or the receipt of kickbacks;

               (2) a conviction of the Executive for, or a plea of NOLO CONTENDERE by the Executive to, a felony or other criminal act for which the possible penalties include a prison sentence of at least 1 year;

               (3) a material breach by the Executive of the restrictive covenants contained in this Agreement, or for disloyal, dishonest or illegal conduct by the Executive;

               (4)  a material breach of this Agreement by the Executive;

               (5) the Executive's material violation of any written Company policies or procedures which are applicable to all employees of the Company and which have been distributed or posted;

               (6) a failure, after written notice to the Executive from the Company, of the Executive to follow the reasonable directions or instructions of the Board or the Company's chief executive officer which are consistent with the Executive's position and responsibilities, or

               (7) gross negligence or willful misconduct in the performance of his duties; or

               (8)  breach of any fiduciary duty owed to the Company.

          (d) "Change in Control" shall be deemed to have occurred if any person, or any two or more persons acting as a group, and all affiliates of such person or persons, other than the current majority shareholder of the Company, shall acquire sufficient Common Stock in one or more transactions, or series of transactions, such that following such transaction or series of transactions, such person or group and affiliates beneficially own fifty percent (50%) or more of the Company's outstanding Common Stock.

          (e) "Common Stock" shall mean the common stock, $.01 par value per share, of the Company.

          (f) "Competitive Activity" shall mean any activity involving any business in which the Company has been engaged at any time during Executive's employment, or in which the Company has begun preparations to engage during such period, regardless of whether the Executive engages in such activity as an employee, consultant, principal, agent, officer, director, partner or shareholder (except as a less than 1 percent shareholder of a publicly traded company or a less than 10 percent shareholder of a privately held company). Notwithstanding anything to the contrary in this Section l(f), an activity shall not be deemed to be a Competitive Activity (i) solely as a result of the Executive's being employed by or otherwise associated with a business of which a unit is in competition with the Company or any Subsidiary but as to which unit he does not have direct or indirect responsibilities for the products or product lines involved or (ii) if the activity contributes less than 5 percent of the revenues for the fiscal year in question of the business by which the Executive is employed or with which he is otherwise associated.

          (g) "Disability" or "Disabled" shall mean a disability as determined under the Company's long-term disability plan or program in effect at the time the disability first occurs, or if no such plan or program exists at the time of disability, then a "disability" as defined under Section 22(e)(3) of the Internal Revenue Code of 1986, as amended.

          (h)  "Effective Date" shall mean July 15, 1998.

          (i) "Good Reason" shall mean the occurrence, without the Executive's prior written consent, during the 30-day period preceding the date the Executive terminates his employment with the Company, of a material adverse change in the Executive's Position, duties or responsibilities with respect to his employment by the Company.

          (j) "Subsidiary" shall mean a corporation of which the Company owns more than 50 percent of the Voting Stock or any other business entity in which the Company directly or indirectly has an ownership interest of more than 50 percent.

          (k) "Term of Employment" shall mean the period specified in Section 2 below.

          (l) "Voting Stock" shall mean capital stock of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation.

     2.   TERM OF EMPLOYMENT.

          The Company hereby employs the Executive, and the Executive hereby accepts such employment, for the period commencing on the Effective Date and ending on the second anniversary of the Effective Date, subject to earlier termination of the Term of Employment in accordance with the terms of the Agreement. The Term of Employment shall be automatically renewed for a 1-year period on the second anniversary of the Effective Date, and on each anniversary of the Effective Date thereafter, unless (x) the Company has notified the Executive in writing in accordance with Section 23 below at least 90 days prior to the expiration of the then Term of Employment that it does not want the Term of Employment to so renew or (y) the Executive has notified the Company in writing in accordance with Section 23 below at least 90 days prior to the expiration of the then Term of Employment that he does not want the Term of Employment to so renew.

     3.   POSITION, DUTIES AND RESPONSIBILITIES.

          On the Effective Date and continuing for the remainder of the Term of Employment, the Executive shall be employed as the President of Intek Global USA and shall render such services to the Company and its subsidiaries as may be required, or as the Chief Executive Officer of the Company may from time to time direct, commensurate with such position and title. The Executive shall serve the Company faithfully, conscientiously and to the best of the Executive's ability and shall promote the interests and reputation of the Company. Unless prevented by sickness or Disability, the Executive shall devote all of the Executive's time, attention, knowledge, energy and skills, during normal working hours, and at such other times as the Executive's duties may reasonably require, to the duties of the Executive's employment. The Executive, in carrying out his duties under this Agreement, shall report to the Chairman of the Board and Chief Executive Officer of the Company.

     4.   BASE SALARY.

          The Executive shall be paid a Base Salary at the annual rate of $225,000, payable in accordance with the regular payroll practices of the Company. The Base Salary shall be reviewed no less frequently than annually in the discretion of the Board. In reviewing the Base Salary, the Board shall take into account, among other factors, the cost-of-living increase, if any, with respect to the most recently completed 12-month period for which data are available.

     5.   ANNUAL INCENTIVE COMPENSATION PROGRAMS.

          The Executive shall be eligible to participate in such Company annual incentive compensation plan or program applicable to senior-level executives as may be established and modified from time to time by the Board in its sole discretion, if any. Any such plan shall provide that the Executive shall have an annual target award under such plan or program equal to a maximum of forty percent of the Base Salary paid during the relevant performance period. Payment of annual incentive compensation awards shall be made at the same time that other senior-level executives receive their annual incentive compensation awards; provided, however, that such bonus shall be paid during the 3-month period following the end of the Company's fiscal year. Notwithstanding the previous sentence, advance payments in an amount not to exceed (in the aggregate) fifty percent of the maximum bonus which the Executive can earn hereunder with respect to a fiscal year shall be paid to the Executive on a quarterly basis during such fiscal year.

     6.   LONG-TERM INCENTIVE COMPENSATION PROGRAMS.

          (a) The Executive shall be eligible to participate in the Company's applicable long-term incentive compensation plan as may be established and modified from time to time by the Board in its sole discretion.

          (b) Notwithstanding anything herein to the contrary, the Company shall grant the Executive under its 1997 Performance and Equity Incentive Plan, or such other stock option plan as the Company may establish, an option to purchase 250,000 shares of Common Stock (the "Option"). The exercise price of the Option shall be determined by the Compensation Committee of the Board of Directors of the Company. The Option shall expire on, and shall not be exercisable on and after, the 10th anniversary of the Option's date of grant, subject to earlier expiration in accordance with Section 11 below. No portion of the Option shall be exercisable on the Option's date of grant, but a percentage of the Option shall become exercisable on, and shall remain exercisable on and after, each of the first 5 anniversaries of the Effective Date, as set forth in the table below, and subject to the Option's expiration in accordance with this Section 6(b) and the Option's expiration and/or accelerated exercisability in accordance with Section 11 below.


               Anniversary              Percentage of Option which is
                 of the                 Exercisable and Remains
             Effective Date             Exercisable Until Option Expires
             -----------------------------------------------------------
                    1st                              20%
                    2nd                              40%
                    3rd                              60%
                    4th                              80%
                    5th                             100%


In the event of a Change of Control, 100% of the unexercisable portion of the Option shall become immediately exercisable, and shall remain exercisable until the Option's expiration in accordance with this Section 6(b) and Section 11 below.

     7.   EMPLOYEE BENEFIT PROGRAMS.

          (a) During the Term of Employment, the Executive shall be entitled to participate in various employee welfare and pension benefit plans, programs and/or arrangements applicable to the Executive. These shall include participation in the Company's standard medical and dental insurance programs, at no cost to the Executive, and participation in an executive medical and dental benefit program providing reimbursement of certain expenses not covered by the standard programs.

          (b) During the Term of Employment, the Company shall provide the Executive with term life insurance with a death benefit equal to $500,000, and with long-term disability insurance, and the Company shall pay all premiums with respect to such insurance. Such life insurance may be provided either through the Company's group life insurance programs, by an individual policy, or by a combination of both group and individual policies.

          (c) The Company shall pay the Executive a one-time relocation expense payment in the amount of $18,000. The Executive agrees that he will be obligated to repay the entire amount thereof to the Company if he voluntarily terminates his employment without Good Reason prior to the anniversary of the Effective Date in the year 2000, and that, in such event, the Company may deduct that amount from any monies due to the Executive from the Company, or collect that amount from the Executive in any manner authorized by law.

     8.   REIMBURSEMENT OF BUSINESS EXPENSES.

          The Executive is authorized to incur reasonable business expenses in carrying out his duties and responsibilities under the Agreement, and the Company shall reimburse him for all such reasonable business expenses reasonably incurred in connection with carrying out the business of the Company, subject to documentation in accordance with the Company's policy.

     9.   PERQUISITES.

          (a) During the Term of Employment, the Executive shall be entitled to participate in the Company's executive fringe benefits applicable to the Company's senior-level executives in accordance with the terms and conditions of such arrangements as are in effect from time to time.

          (b) Notwithstanding anything herein to the contrary, the Executive shall receive a minimum monthly car allowance of $600, and the Company shall pay the Executive such monthly car allowance in accordance with Company policy as may be in effect from time to time.

     10.  VACATION.

          The Executive shall be entitled to 20 paid vacation days per calendar year in accordance with the Company's vacation policy; provided, however, that the Executive may carryover any unused vacation days in any calendar year to the following calendar year subject to the approval by the Company's chief executive officer.

     11.  TERMINATION OF EMPLOYMENT.

          (a) TERMINATION OF EMPLOYMENT DUE TO DEATH. In the event of the Executive's death during the Term of Employment, the Term of Employment shall end as of the date of the Executive's death and his estate and/or beneficiaries, as the case may be, shall be entitled to the following:

               (1) Base Salary earned but not paid prior to the date of his death;

               (2) all annual incentive compensation awards with respect to any year prior to the year of his death which have been earned but not paid;

               (3) a pro rata annual incentive compensation award for the year in which the Executive's death occurs; provided, however, that the performance goals established under the annual incentive compensation plan or program with respect to the year in which the Executive's death occurs are met;

               (4) the unexercisable portion of the Option held by the Executive as of the date of his death shall be immediately forfeited by the Executive as of such date and the exercisable portion of the Option held by the Executive as of such date shall remain exercisable until the earlier of
                    (i) the end of the 1-year period following the date of the Executive's death or (ii) the date the Option would otherwise expire;

               (5) any amounts earned, accrued or owing to the Executive but not yet paid under Section 7, 8, 9 or 10 above; and

               (6) such other or additional benefits, if any, as may be provided under applicable plans, programs and/or arrangements of the Company.

          (b) TERMINATION OF EMPLOYMENT DUE TO DISABILITY. If the Executive's employment is terminated due to Disability during the Term of Employment, either by the Company or by the Executive, the Term of Employment shall end as of the date of the Executive's termination of employment and the Executive shall be entitled to the following (but in no event less than the benefits due him under the then current disability program of the Company):

               (1) Base Salary earned but not paid prior to the date of the termination of the Executive's employment;

               (2) all annual incentive compensation awards with respect to any year prior to the year of the termination of the Executive's employment which have been earned but not paid;

               (3) a pro rata annual incentive compensation award for the year in which the termination of the Executive's employment occurs; provided, however, that the performance goals established under the annual incentive compensation plan or program with respect to the year in which the termination of the Executive's employment occurs are met;

               (4) the unexercisable portion of the Option held by the Executive as of the date of the termination of his employment shall be immediately forfeited by the Executive as of such date and the exercisable portion of the Option held by the Executive as of such date shall remain exercisable until the earlier of (i) the end of the 1-year period following the date of the termination of his employment or (ii) the date the Option would otherwise expire;

               (5) any amounts earned, accrued or owing to the Executive but not yet paid under Section 7, 8, 9 or 10 above; and

               (6) such other or additional benefits, if any, as are provided under applicable plans, programs and/or arrangements of the Company.

In no event shall a termination of the Executive's employment for Disability occur unless the Party terminating his employment gives written notice to the other Party in accordance with Section 23 below.

          (c) TERMINATION OF EMPLOYMENT BY THE COMPANY FOR CAUSE. If the Company terminates the Executive's employment for Cause during the Term of Employment, the Term of Employment shall end as of the date of the termination of the Executive's employment for Cause and the Executive shall be entitled to the following:

               (1) Base Salary earned but not paid prior to the date of the termination of his employment;

               (2) any amounts earned, accrued or owing to the Executive but not yet paid under Section 7, 8, 9 or 10 above;

               (3) the unexercisable and the unexercised portions of the Option shall be immediately forfeited by the Executive as of such date of termination; and

               (4) such other or additional benefits, if any, as are provided under applicable plans, programs and/or arrangements of the Company.

          (d) TERMINATION OF EMPLOYMENT BY THE COMPANY WITHOUT CAUSE. If the Executive's employment is terminated by the Company without Cause, other than due to death or Disability, the Executive shall be entitled to the following:

               (1) Base Salary earned but not paid prior to the date of the termination of his employment;

               (2) all annual incentive compensation awards with respect to any year prior to the year of the termination of the Executive's employment which have been earned but not paid;

               (3) an amount equal to the Base Salary (based on the Base Salary in effect on the date of the termination of the Executive's employment), payable with respect to the 12-month period following the date of the termination of the Executive's employment (the "Severance Period") and in accordance with the Company's regular payroll practice;

               (4) a pro rata annual incentive compensation award for the year in which the termination of the Executive's employment occurs; provided, however, that the performance goals established under the annual incentive compensation plan or program with respect to the year in which the termination of the Executive's employment occurs are met;

               (5) the exercisable portion of the Option held by the Executive as of the date of the termination of his employment shall remain exercisable until the earlier of (i) the end of the 1-year period following the date of the termination of his employment or (ii) the date the Option would otherwise expire;

               (6) the unexercisable portion of the Option held by the Executive as of the date of the termination of his employment that would have become exercisable during the Severance Period if the Executive's employment had not been terminated, if any, shall immediately become exercisable (the "Accelerated Portion") as of such termination date, and the remaining portion of such unexercisable portion of the Option shall immediately be forfeited by the Executive as of such date, and the Accelerated Portion shall remain exercisable until the earlier of (i) the end of the 1-year period following the date of the termination of his employment or (ii) the date the Option would otherwise expire;

               (7) any amounts earned, accrued or owing to the Executive but not yet paid under Section 7, 8, 9 or 10 above; and

               (8) such other or additional benefits, if any, as are provided under applicable plans, programs and/or arrangements of the Company.

          (e) TERMINATION OF EMPLOYMENT BY THE EXECUTIVE FOR GOOD REASON. The Executive may terminate his employment for Good Reason at the end of the 10-day period following the date that the Executive notifies the Company in writing in accordance with Section 23 below that he intends to terminate his employment for Good Reason (the "Notification Date"), such notice to state in detail the particular event that constitutes Good Reason. The Company shall have reasonable opportunity to cure the event constituting Good Reason; provided, however, that if the Company has not cured such event to the reasonable satisfaction of Executive (and the Executive has not waived the Company's failure to cure) during the 10-day period following the Notification Date (the "Curing Period"), the Executive may terminate his employment following the end of the Curing Period; provided, however, that the Executive may not terminate his employment for Good Reason after the end of the 30-day period following the date the event constituting Good Reason first occurs. Upon a termination by the Executive of his employment for Good Reason, the Executive shall be entitled to the same payments and benefits as provided in Section 11(d) above.

          (f) VOLUNTARY TERMINATION OF EMPLOYMENT BY THE EXECUTIVE WITHOUT GOOD REASON. If the Executive voluntarily terminates his employment, other than a termination of employment due to death, Disability or retirement, the Executive shall be entitled to the same payments and benefits as provided in Section 11(c) above. A termination of the Executive's employment under this Section 11(f) shall be effective upon 90 days prior written notice to the Company and shall not be deemed a breach of this Agreement.

          (g) NONRENEWAL OF AGREEMENT BY THE COMPANY. In the event that the Company does not renew the Term of Employment in accordance with Section 2 above, the Executive shall be entitled to the same payments and benefits as provided in Section 11(d) above.

          (h)  NONRENEWAL OF AGREEMENT BY THE EXECUTIVE.   In the event that the
Executive does not renew the Term of Employment in accordance with Section 2 above, the Executive shall be entitled to the same payments and benefits as provided in Section 11(c) above.

          (i) TERMINATION FOLLOWING CHANGE OF CONTROL. In the event that the Executive terminates his employment within ninety (90) days following a Change of Control, Executive shall be entitled to the same payments and benefits as provided in Section 11(d) above; provided, however, that, in the circumstances described in this Section 11(h), the Severance Period shall be the 12-month period following the date of termination.

     12.  CONFIDENTIALITY: ASSIGNMENT OF RIGHTS.

          (a) During the Term of Employment and thereafter, the Executive shall not disclose to anyone or make use of any trade secret or proprietary or confidential information of the Company, including such trade secret or proprietary or confidential information of any customer or other entity to which the Company owes an obligation not to disclose such information, which he acquires during the Term of Employment, including but not limited to records kept in the ordinary course of business, except (i) as such disclosure or use may be required or appropriate in connection with his work as an employee of the Company, (ii) when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the. Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order him to divulge, disclose or make accessible such information, or (iii) as to such confidential information that becomes generally known to the public or trade without violation of this Section 12(a).

          (b) The Executive hereby sells, assigns and transfers to the Company all of his right, title and interest in and to all inventions, discoveries, improvements and copyrightable subject matter (the "rights") which during the Term of Employment are made or conceived by him, alone or with others, and which are within or arise out of any general field of the Company's business or arise out of any work he performs or information he receives regarding the business of the Company while employed by the Company. The Executive shall fully disclose to the Company as promptly as available all information known or possessed by him concerning the rights referred to in the preceding sentence, and upon request by the Company and without any further remuneration in any form to him by the Company, but at the expense of the Company, execute all applications for patents and for copyright registration, assignments thereof and other instruments and do all things which the Company may deem necessary to vest and maintain in it the entire right, title and interest in and to all such rights.

     13.  NONCOMPETITION; NONSOLICITATION.

          (a) The Executive covenants and agrees that for a period commencing on the Effective Date and ending on the end of the 12-month period following the end of the Term of Employment, he shall not at any time, without the prior written consent of the Company, directly or indirectly, engage in a Competitive Activity.

          (b) The Executive covenants and agrees that for a period commencing on the Effective Date and ending on the end of the 12-month period following the end of the Term of Employment, he shall not at any time, directly or indirectly, solicit (i) any client or customer of the Company or any Subsidiary with respect to a Competitive Activity or (ii) any employee of the Company or any Subsidiary for the purpose of causing such employee to terminate his or her employment with the Company or such Subsidiary.

          (c) The Parties acknowledge that in the event of a breach or threatened breach of Section 13(a) and/or Section 13(b) above, the Company shall not have an adequate remedy at law. Accordingly, in the event of any breach or threatened breach of Section 13(a) and/or Section 13(b) above, the Company shall be entitled to such equitable and injunctive relief as may be available to restrain the Executive and any business, firm, partnership, individual, corporation or entity participating in the breach or threatened breach from the violation of the provisions of Section 13(a) and/or Section 13(b) above. Nothing in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies available at law or in equity for breach or threatened breach of Section 13(a) and/or Section 13(b) above, including the recovery of damages.

     14.  ASSIGNABILITY; BINDING NATURE.

          This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of the Executive) and assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company; provided, however, that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law.

     15.  REPRESENTATION.

          The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization. The Executive represents and warrants that no agreement exists between him and any other person, firm or organization that would be violated by the performance of his obligations under this Agreement.

     16.  ENTIRE AGREEMENT.

          This Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto.

     17.  AMENDMENT OR WAIVER.

          No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and an authorized officer of the Company. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive or an authorized officer of the Company, as the case may be.

     18.  SEVERABILITY.

          In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

     19.  SURVIVORSHIP.

          The respective rights and obligations of the Parties hereunder shall survive any termination of the Executive's employment to the extent necessary to the intended preservation of such rights and obligations.

     20.  BENEFICIARIES/REFERENCES.

          The Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive's death by giving the Company written notice thereof. In the event of the Executive's death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

     21.  GOVERNING LAW/JURISDICTION.

          This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware without reference to principles of conflict of laws.

     22.  RESOLUTION OF DISPUTES.

          Any disputes arising under or in connection with the Agreement may, at the election of the Executive or the Company, be resolved by binding arbitration, to be held in New York City in accordance with the rules and procedures of the American Arbitration Association. If arbitration is elected, the Executive and the Company shall mutually select the arbitrator. If the Executive and the Company cannot agree on the selection of an arbitrator, each Party shall select an arbitrator and the 2 arbitrators shall select a third arbitrator, and the 3 arbitrators shall form an arbitration panel which shall resolve the dispute by majority vote. Judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof.
Costs of the arbitrator or arbitrators and other similar costs in connection with an arbitration shall be paid by the Party that does not prevail at such arbitration.

     23.  NOTICES.

          Any notice given to a Party shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the Party concerned at the address indicated below or to such changed address as such Party may subsequently give such notice of:

          If to the Company:       Intek Global Corporation
                                   214 Carnegie Center, Suite 304
                                   Princeton, New Jersey  08540-6237
                                   Attention: Chief Executive Officer

          and a copy to:           Kohrman Jackson & Krantz P.L.L.
                                   1375 East Ninth Street
                                   One Cleveland Center, 20th Floor
                                   Cleveland, Ohio  44114
                                   Attention: Steven L. Wasserman, Esq.

          If to the Executive:     Robert M. Hardy
                                   1690 N. Topping Avenue
                                   Kansas City, MO  64120

     24.  HEADINGS.

          The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

     25.  COUNTERPARTS.

          This Agreement may be executed in two or more counterparts, each of which shall be deemed an original.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.


                                 INTEK GLOBAL CORPORATION


                                 By:     /s/ Robert J. Shiver
                                    ----------------------------------
                                      Robert J. Shiver
                                      Chairman of the Board and Chief
                                      Executive Officer


                                         /s/ Robert M. Hardy
                                    ----------------------------------
                                      ROBERT M. HARDY